Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-57158

         PROSPECTUS SUPPLEMENT
         TO PROSPECTUS DATED JUNE 15, 2001




                                 78,928 Shares

                              E*TRADE GROUP, INC.
                                  Common Stock


                  The information contained under the heading "Plan of Distribution" is hereby supplemented as follows:


                  Because we are an affiliate of E*TRADE Securities, sales of the shares of common stock under the registration statement of which this prospectus forms a part may be subject to the applicable provisions of Rule 2720 of the National Association of Securities Dealers Rules of Conduct. Because a bona fide independent market exists for the shares of common stock, no "qualified independent underwriter" is required or will be appointed as a result of our affiliation with E*TRADE Securities. In the event of an underwritten offering of the securities offered by the prospectus to which this prospectus supplement relates, underwriting discounts and commissions received by any NASD member or independent broker-dealer on securities sold in the initial distribution will not exceed 8% of the offering proceeds.


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                  Investing in our common stock involves risks. See "Risk
         Factors" included in the prospectus beginning on page 4 of the prospectus.


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                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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           The date of this prospectus supplement is November 8, 2001



         This prospectus supplement may be used only together with the related prospectus dated June 15, 2001.